EXHIBIT 99.1

PRESS RELEASE

Monadnock Bancorp, Inc.	603.924.9654
1 Jaffrey Road	www.monadnockbank.com
Peterborough, NH 03458

FOR IMMEDIATE RELEASE

For Additional Information Contact:
Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654
kbetz@monadnockbank.com

Monadnock Bancorp, Inc. Announces the Completion of $1.834 million Capital Purchase Program transaction with the U.S. Treasury

Peterborough, New Hampshire -- December 23, 2008 - Monadnock Bancorp, Inc. (over-the-counter bulletin board: MNKB), the holding company for Monadnock Community Bank has received $1,834,000 as part of its participation in the Treasury's Capital Purchase Program (CPP). The CPP is a voluntary program opened in October to the nation's strong and sound financial institutions. As part of the transaction completed on Friday, December 19, 2008, the Treasury Department purchased 1,834 shares of newly issued, non-voting Monadnock Bancorp, Inc. cumulative senior preferred stock, Series A, valued at $1.834 million, with an initial annual dividend rate of 5%. The Treasury also received warrants, which were immediately exercisable, for 92 shares of non-voting Monadnock Bancorp, Inc. cumulative senior preferred stock, Series B, with an annual dividend rate of 9%. The Treasury immediately exercised the warrant.

President and Chief Executive Officer William M. Pierce, Jr. said, "We are pleased to be a part of the CPP program which will allow us to continue our growth strategy and further support individuals and businesses in our local market areas. We believe that the CPP will allow us to improve our franchise and shareholder value over the long term." For additional information visit www.monadnockbank.com.

FORWARD-LOOKING STATEMENTS:

Statements contained in this news release that are not historical facts may constitute "forward-looking statements" (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act Of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, economic conditions in the state of New Hampshire and Massachusetts, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire and Massachusetts State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines, acquisitions and the integration of acquired businesses, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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